Exhibit 99.1

RPM Reports Fiscal 2021 First-Quarter Results

•	Strategically balanced business model and operating improvement program enable RPM to resume growth

•	Sales increased 9.1% to a first-quarter record $1.61 billion

•	Net income increased 70.1% to $180.6 million

•	Diluted EPS increased 69.5% to $1.39; adjusted diluted EPS increased 51.6% to $1.44

•	EBIT increased 51.0% to $250.4 million; adjusted EBIT increased 39.8% to $269.2 million

•	Cash from operations doubled to a record $318 million due to margin improvement activities and good working capital management

•	Fiscal 2021 second-quarter outlook anticipates low- to mid-single digit sales growth and more than 20% adjusted EBIT growth

MEDINA, OH – October 7, 2020 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2021 first quarter ended August 31, 2020.

First-Quarter Consolidated Results

Fiscal 2021 first-quarter net sales increased 9.1% to a record $1.61 billion compared to the $1.47 billion reported a year ago. First-quarter net income was $180.6 million, up 70.1% over the $106.2 million reported in the year-ago period, and diluted earnings per share (EPS) were $1.39, up 69.5% compared to $0.82 in the year-ago quarter. Income before income taxes (IBT) was up 69.0% to $241.4 million compared to $142.8 million reported in the fiscal 2020 first quarter. RPM’s consolidated earnings before interest and taxes (EBIT) increased 51.0% to $250.4 million compared to $165.8 million reported in the fiscal 2020 first quarter.

The first quarter included restructuring-related and other expenses of $18.9 million during fiscal 2021 and $26.8 million in fiscal 2020. Excluding these charges, RPM’s adjusted EBIT was up 39.8% to $269.2 million compared to $192.6 million during the year-ago period. The company has excluded the impact of all gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax gain of $8.1 million for the first quarter of fiscal 2021 and a net after-tax gain of $2.8 million during the same quarter last year. Excluding the restructuring and other charges, as well as investment gains, adjusted diluted EPS increased 51.6% to $1.44 compared to $0.95 in the fiscal 2020 first quarter.

“Our strategically balanced business model, the resiliency of our operating companies and our MAP to Growth operating improvement program have enabled RPM to pull through the depths of the economic slowdown created by the Covid-19 pandemic, and we are now pivoting the business towards resumed growth. During our fiscal 2021 first quarter, select segments of the global economy began to gain momentum as stay-at-home orders were relaxed, which freed pent-up demand from last year’s fourth quarter. This helped drive our record top-line results, which grew 9.1% over the prior-year period. This was in sharp contrast to the Covid-19-related sales decline we reported for the fiscal 2020 fourth quarter. Our two largest segments, the Construction Products Group and the Consumer Group, posted positive growth in the first quarter, while the other two segments declined. Overall, RPM’s results benefitted

RPM Reports Fiscal 2021 First-Quarter Results

October 7, 2020

from the positive impact of our MAP to Growth operating improvement program and our balanced business model, where strength in one segment offsets weakness in another. In addition, much credit for our strong performance is due to our management philosophy, which keeps customer-centric decision making at the operating level and enables our companies to be very nimble in adapting to disruptions, such as those caused by the pandemic,” stated RPM chairman and CEO Frank C. Sullivan. “We continue to benefit from successful implementation of our MAP to Growth operating improvement plan, which enabled us to leverage the first-quarter sales growth into even stronger bottom-line results,” he stated.

First-Quarter Segment Sales and Earnings

Construction Products Group net sales increased 2.2%, to $547.7 million during the fiscal 2021 first quarter compared to fiscal 2020 first-quarter sales of $536.1 million, reflecting organic growth of 3.6%. Foreign currency translation reduced sales by 1.4%. Segment IBT was $98.3 million compared with IBT of $82.7 million a year ago. EBIT was $100.5 million, up 18.6% compared to EBIT of $84.7 million during the fiscal 2020 first quarter. The segment incurred $1.9 million in restructuring-related expenses during the first quarter of fiscal 2021 and $2.2 million in restructuring-related and other costs during the same period of fiscal 2020. Excluding these charges, fiscal 2021 adjusted EBIT increased 17.7% to $102.3 million from adjusted EBIT of $86.9 million reported during the year-ago period.

“Points of strength in the Construction Products Group were sales by our commercial sealants and roofing businesses in North America due to continued success in our restoration and building envelope systems initiatives. First-quarter sales also benefited from easier comparisons to last year, which was hampered by poor weather, as well as a boost from orders that were deferred during the fiscal 2020 fourth quarter. MAP to Growth initiatives, price increases and strong cost management enabled the segment’s bottom line to vastly outpace its modest sales growth,” stated Sullivan.

Performance Coatings Group net sales were $259.8 million during the fiscal 2021 first quarter, a 12.6% decrease as compared to sales of $297.2 million reported a year ago. Organic sales decreased 12.2%, while acquisitions contributed 0.3% to sales. Foreign currency translation reduced sales by 0.7%. Segment IBT was $28.5 million compared with IBT of $28.1 million reported a year ago. EBIT was $28.5 million, a 1.3% increase compared to EBIT of $28.2 million in the fiscal 2020 first quarter. The segment reported first-quarter restructuring-related charges of $2.3 million in fiscal 2021 and $8.7 million in fiscal 2020. Adjusted EBIT, which excludes these charges, decreased 16.4% to $30.9 million during the first quarter of fiscal 2021 from $36.9 million during the year-ago period.

“The Performance Coatings Group’s sales continued to be impacted by Covid-19 restrictions that limited outside contractors’ access to facilities and construction sites, as well as poor energy market conditions that resulted in deferred industrial maintenance spending. In response, the segment has managed its decremental margins well by reducing its breakeven point and aggressively cutting fixed costs. Adjusted EBIT margins would have actually improved during the quarter had it not been for the impact of transactional foreign exchange expense. Savings from MAP to Growth operational improvements benefitted the segment’s earnings,” stated Sullivan.

Consumer Group sales increased 33.8% to $641.2 million during the first quarter of fiscal 2021 compared to sales of $479.3 million reported in the first quarter of fiscal 2020. Organic sales increased 34.0%, while sales were reduced by 0.2% from foreign currency translation. Consumer Group IBT was

RPM Reports Fiscal 2021 First-Quarter Results

October 7, 2020

$132.7 million compared with IBT of $59.2 million in the prior-year period. EBIT was up 124.1% to $132.8 million compared to EBIT of $59.3 million in the fiscal 2020 first quarter. The segment incurred restructuring-related expenses of $3.9 million during fiscal 2021 and $2.4 million during fiscal 2020. Excluding these charges, fiscal 2021 first-quarter adjusted EBIT was $136.7 million, an increase of 121.6% over adjusted EBIT of $61.7 million reported during the prior period.

“Top- and bottom-line results were up significantly for the businesses in our Consumer Group due to spiking DIY demand as consumers spent more time in their homes completing improvement projects during the pandemic. Our Consumer Group was a large beneficiary of this trend due to our market leadership position in small project paints, caulks sealants and other related products. We are working around the clock and are also making significant investments in plants, equipment and operational disciplines to expand our capacity and meet unprecedented demand. The segment also benefited from an easier comparison to the prior year’s first quarter when its product sales were tempered by extremely wet weather. The segment’s bottom line increased as a result of volume leveraging, MAP to Growth savings, favorable product mix and moderation in some raw material categories. However, future cost pressure is anticipated due to recent inflation in certain raw materials and packaging, as well as additional overhead expenses resulting from ongoing investments in capacity. We anticipate that we will see elevated demand over the next few quarters as housing turnover improves and more DIYers gain successful experience with new home improvement projects,” stated Sullivan.

The Specialty Products Group reported sales of $158.0 million during the first quarter of fiscal 2021, a decline of 1.3% as compared to sales of $160.1 million in the fiscal 2020 first quarter. Organic sales decreased 5.7%, while acquisitions contributed 4.1% to sales and foreign currency translation increased sales by 0.3%. Segment IBT was $20.4 million compared with $23.3 million in the prior-year period. EBIT was $20.5 million, a decrease of 11.9% as compared to EBIT of $23.3 million in the fiscal 2020 first quarter. The segment reported first-quarter restructuring-related charges of $3.5 million in fiscal 2021 and $5.3 million in fiscal 2020. Adjusted EBIT, which excludes restructuring-related expenses, was $24.1 million in the fiscal 2021 first quarter, a decrease of 15.9% as compared to adjusted EBIT of $28.6 million in fiscal 2020.

“First-quarter sales in the Specialty Products Group rebounded and were nearly flat compared to last year’s first quarter due to more favorable market conditions that drove demand for some of its products, including marine coatings, wood coatings and protectants, and nail enamels. The bottom line was impacted by unfavorable product mix, operating disruptions associated with Covid-19 and deleveraging on lower volumes, which were partially offset by savings from the MAP to Growth operating improvement program,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2021 first quarter, cash generated from operations was a record $318.1 million compared to $145.1 million a year ago. Capital expenditures were $41.5 million in the quarter, compared to $36.6 million in the year-ago period. Total debt at August 31, 2020 of $2.34 billion compares to $2.54 billion at May 31, 2020. Total liquidity, including cash and committed revolving credit facilities, was $1.50 billion at August 31, 2020, compared to $1.28 billion at May 31, 2020.

RPM Reports Fiscal 2021 First-Quarter Results

October 7, 2020

“Margin improvement activities and good working capital management helped to drive our cash flow to record levels and drive debt down by nearly $200 million from the end of last year. Additionally, our liquidity is $1.5 billion, which will help us weather the current macro-economic challenges and pivot RPM back to investing for accelerated growth, as demonstrated by our acquisition of Ali Industries last month,” stated Sullivan.

Business Outlook

“As we look ahead to the second quarter of fiscal 2021, we expect to generate consolidated sales growth in the low- to mid-single digits with strong leverage to the bottom line for more than 20% adjusted EBIT growth, which are rates that are more in line with recent quarters prior to the outbreak of Covid-19. Our MAP to Growth program continues to have excellent momentum, and the Ali acquisition, excluding acquisition-related costs, will contribute towards our second-quarter results,” stated Sullivan.

“For the full year of fiscal 2021, our guidance is relatively unchanged from the direction we provided in our fiscal 2020 fourth-quarter earnings release. We anticipate that our Construction Products Group and Performance Coatings Group could experience sales declines for the next two quarters and then turn positive in the fourth quarter. Our Consumer Group should continue its strong sales momentum throughout the fiscal year. The Specialty Products Group is likely to face flat sales comparisons during the second quarter, which should turn positive in the second half of the year,” stated Sullivan. “These estimates assume that we do not experience a surge in Covid-19 that results in a second round of stay-at-home orders. Due to continued economic uncertainty related to the impacts of Covid-19 and the upcoming U.S. elections, we are not providing fiscal 2021 full-year earnings guidance.”

“The momentum behind our MAP to Growth program continues to accelerate as it drives efficiency and operational excellence throughout the business. We are on track to achieve the program’s targeted run rate of $290 million in annualized savings by the conclusion of our current fiscal year, which ends May 31, 2021. The projected benefits from our center-led procurement initiatives are ahead of plan, and our administrative improvements and ERP consolidations will continue into fiscal 2022. While the MAP to Growth program will be reaching its annualized cost savings target by the end of the fiscal year, we have other opportunities in the pipeline. In addition, the MAP to Growth program has ingrained a culture of continuous improvement and operational excellence that will benefit RPM for years to come,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 833-644-0685 or 918-922-6761 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Fiscal 2021 First-Quarter Results

October 7, 2020

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on October 7, 2020 until 11:59 p.m. EDT on October 14, 2020. The replay can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers. The access code is 8069317. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: Consumer Group, Construction Products Group, Performance Coatings Group and Specialty Products Group. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 14,600 individuals worldwide. Visit www.rpminc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our second-quarter fiscal 2021 adjusted EBIT because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including

RPM Reports Fiscal 2021 First-Quarter Results

October 7, 2020

assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the recent outbreak of the coronavirus (Covid-19); and (l) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2020, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2020	2019
Net Sales	$1,606,670	$1,472,764
Cost of sales	953,015	898,010

Gross profit	653,655	574,754
Selling, general & administrative expenses	395,953	400,566
Restructuring charges	4,233	6,622
Interest expense	21,745	28,317
Investment (income), net	(12,763)	(5,385)
Other expense, net	3,118	1,785

Income before income taxes	241,369	142,849
Provision for income taxes	60,584	36,353

Net income	180,785	106,496
Less: Net income attributable to non controlling interests	190	308

Net income attributable to RPM International Inc. Stockholders	$180,595	$106,188

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.39	$0.82

Diluted	$1.39	$0.82

Average shares of common stock outstanding - basic	128,418	128,882

Average shares of common stock outstanding - diluted	128,783	129,504

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2020	2019
Net Sales:
CPG Segment	$547,690	$536,105
PCG Segment	259,788	297,241
Consumer Segment	641,168	479,330
SPG Segment	158,024	160,088

Total	$1,606,670	$1,472,764

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$98,349	$82,680
Interest (Expense), Net (b)	(2,110)	(2,027)

EBIT (c)	100,459	84,707
MAP to Growth related initiatives (d)	1,866	1,652
Acquisition-related costs (e)	—	548

Adjusted EBIT	$102,325	$86,907

PCG Segment
Income Before Income Taxes (a)	$28,514	$28,057
Interest (Expense), Net (b)	(31)	(129)

EBIT (c)	28,545	28,186
MAP to Growth related initiatives (d)	2,326	8,737

Adjusted EBIT	$30,871	$36,923

Consumer Segment
Income Before Income Taxes (a)	$132,722	$59,158
Interest (Expense), Net (b)	(62)	(105)

EBIT (c)	132,784	59,263
MAP to Growth related initiatives (d)	3,944	2,433

Adjusted EBIT	$136,728	$61,696

SPG Segment
Income Before Income Taxes (a)	$20,449	$23,327
Interest Income (Expense), Net (b)	(82)	26

EBIT (c)	20,531	23,301
MAP to Growth related initiatives (d)	3,543	5,328

Adjusted EBIT	$24,074	$28,629

Corporate/Other
(Loss) Before Income Taxes (a)	$(38,665)	$(50,373)
Interest (Expense), Net (b)	(6,697)	(20,697)

EBIT (c)	(31,968)	(29,676)
MAP to Growth related initiatives (d)	7,169	8,106
Unusual executive costs, net of insurance proceeds (f)	7	—

Adjusted EBIT	$(24,792)	$(21,570)

Consolidated
Income Before Income Taxes (a)	$241,369	$142,849
Interest (Expense)	(21,745)	(28,317)
Investment Income, Net	12,763	5,385

EBIT (c)	250,351	165,781
MAP to Growth related initiatives (d)	18,848	26,256
Acquisition-related costs (e)	—	548
Unusual executive costs, net of insurance proceeds (f)	7	—

Adjusted EBIT	$269,206	$192,585

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

During fiscal 2021: Product line and SKU rationalization at our Consumer Segment and accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, offset somewhat by the reversal of prior period product line and SKU rationalization inventory charges due to the sale of immaterial amounts of previously reserved inventory at our Consumer Segment, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; Professional fees incurred in connection with our 2020 MAP to Growth, early retirements of key executives within the Consumer Group, headcount reductions, implementation costs associated with our ERP consolidation plan, accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, immaterial reversal of a prior period charge associated with the divestiture of a business in our PCG segment, immaterial reversal of a prior period charge to our allowance for doubtful accounts as a result of a change in market and leadership strategy, all of which have been recorded in Selling, General & Administrative Expenses.

During fiscal 2020: inventory-related charges that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our 2020 MAP to Growth initiative, including stock and deferred compensation plan arrangements.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2020	2019
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per
Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.39	$0.82
MAP to Growth related initiatives (d)	0.12	0.15
Acquisition-related costs (e)	—	—
Unusual executive costs, net of insurance proceeds (f)	—	—
Investment returns (g)	(0.07)	(0.02)

Adjusted Earnings per Diluted Share (h)	$1.44	$0.95

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows.

During fiscal 2021: Product line and SKU rationalization at our Consumer Segment and accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, offset somewhat by the reversal of prior period product line and SKU rationalization inventory charges due to the sale of immaterial amounts of previously reserved inventory at our Consumer Segment, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; Professional fees incurred in connection with our 2020 MAP to Growth, early retirements of key executives within the Consumer Group, headcount reductions, implementation costs associated with our ERP consolidation plan, accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, immaterial reversal of a prior period charge associated with the divestiture of a business in our PCG segment, immaterial reversal of a prior period charge to our allowance for doubtful accounts as a result of a change in market and leadership strategy, all of which have been recorded in Selling, General & Administrative Expenses.

During fiscal 2020: inventory-related charges that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our 2020 MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2020	August 31, 2019	May 31, 2020
Assets
Current Assets
Cash and cash equivalents	$251,765	$212,091	$233,416
Trade accounts receivable	1,215,057	1,166,444	1,193,804
Allowance for doubtful accounts	(55,927)	(57,185)	(55,847)
Net trade accounts receivable	1,159,130	1,109,259	1,137,957
Inventories	783,472	860,518	810,448
Prepaid expenses and other current assets	262,668	234,401	241,608

Total current assets	2,457,035	2,416,269	2,423,429

Property, Plant and Equipment, at Cost	1,803,824	1,674,713	1,755,190
Allowance for depreciation	(942,849)	(861,697)	(905,504)

Property, plant and equipment, net	860,975	813,016	849,686

Other Assets
Goodwill	1,278,534	1,249,818	1,250,066
Other intangible assets, net of amortization	583,787	601,747	584,380
Operating lease right-of-use assets	283,546	257,628	284,491
Deferred income taxes, non-current	36,577	36,335	30,894
Other	193,965	221,612	208,008

Total other assets	2,376,409	2,367,140	2,357,839

Total Assets	$5,694,419	$5,596,425	$5,630,954

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$525,980	$477,050	$535,311
Current portion of long-term debt	45,913	582,611	80,890
Accrued compensation and benefits	133,880	119,349	185,531
Accrued losses	22,269	20,142	20,021
Other accrued liabilities	364,735	297,420	271,827

Total current liabilities	1,092,777	1,496,572	1,093,580

Long-Term Liabilities
Long-term debt, less current maturities	2,297,172	2,018,185	2,458,290
Operating lease liabilities	242,903	215,131	244,691
Other long-term liabilities	545,707	407,285	510,175
Deferred income taxes	63,789	113,227	59,555

Total long-term liabilities	3,149,571	2,753,828	3,272,711

Total liabilities	4,242,348	4,250,400	4,366,291

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,975; 129,670; 129,511)	1,300	1,297	1,295
Paid-in capital	1,024,879	1,001,081	1,014,428
Treasury stock, at cost	(587,232)	(543,650)	(580,117)
Accumulated other comprehensive (loss)	(667,662)	(601,253)	(717,497)
Retained earnings	1,678,309	1,485,917	1,544,336

Total RPM International Inc. stockholders’ equity	1,449,594	1,343,392	1,262,445
No controlling interest	2,477	2,633	2,218

Total equity	1,452,071	1,346,025	1,264,663

Total Liabilities and Stockholders’ Equity	$5,694,419	$5,596,425	$5,630,954

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2020	2019
Cash Flows From Operating Activities:
Net income	$180,785	$106,496
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	35,317	35,839
Restructuring charges, net of payments	(1,972)	611
Fair value adjustments to contingent earn out obligations	2,712	—
Deferred income taxes	1,938	(4,580)
Stock-based compensation expense	10,457	6,560
Net (gain) on marketable securities	(11,784)	(2,854)
Other	(10)	250
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	692	116,349
Decrease (increase) in inventory	43,395	(22,640)
(Increase) in prepaid expenses and other	(5,526)	(5,801)
current and long-term assets
Increase (Decrease) in accounts payable	4,945	(63,831)
(Decrease) in accrued compensation and benefits	(55,368)	(73,180)
Increase in accrued losses	1,936	404
Increase in other accrued liabilities	109,399	50,588
Other	1,173	928

Cash Provided By Operating Activities	318,089	145,139

Cash Flows From Investing Activities:
Capital expenditures	(41,488)	(36,602)
Acquisition of businesses, net of cash acquired	—	(30,598)
Purchase of marketable securities	(17,104)	(9,996)
Proceeds from sales of marketable securities	16,070	2,837
Other	244	(97)

Cash (Used For) Investing Activities	(42,278)	(74,456)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	136	75,718
Reductions of long-term and short-term debt	(213,090)	(874)
Cash dividends	(46,622)	(45,323)
Repurchases of common stock	—	(100,000)
Shares of common stock returned for taxes	(7,115)	(6,127)
Payments of acquisition-related contingent consideration	(2,217)	(131)
Other	—	(295)

Cash (Used For) Financing Activities	(268,908)	(77,032)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11,446	(4,728)

Net Change in Cash and Cash Equivalents	18,349	(11,077)
Cash and Cash Equivalents at Beginning of Period	233,416	223,168

Cash and Cash Equivalents at End of Period	$251,765	$212,091